Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

April 2, 2012

Magnum Hunter Resources Corporation

777 Post Oak Blvd, Suite 650

Houston, TX 77056

Gentlemen:

As independent petroleum consultants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Magnum Hunter Resources Corporation and any amendment thereof, and in the related prospectus, of information relating to our report setting forth the estimates of the oil and gas reserves and revenues from the oil and gas reserves of Magnum Hunter Resources Corporation as of December 31, 2011. We also consent to the references to our firm contained in this Registration Statement and in the related Prospectus, including under the caption “Experts”.

Very truly yours,

/s/ W. Todd Brooker
W. Todd Brooker, P.E.
Senior Vice President
Cawley Gillespie & Associates, Inc.
Texas Registered Engineering Firm (F-693)